Exhibit (a)(1)-10

                              KALMIA INVESTORS, LLC
                               601 CARLSON PARKWAY
                                    SUITE 200
                           MINNETONKA, MINNESOTA 55305

    KALMIA ANNOUNCES THE COMPLETION ITS TENDER OFFER FOR LIMITED PARTNERSHIP
                    UNITS OF WESTIN HOTELSLIMITED PARTNERSHIP

FOR IMMEDIATE RELEASE

Minnetonka, Minnesota, September 2, 2003. Kalmia Investors, LLC ("Kalmia") today announced that its tender offer (the "Offer") to purchase up to 79,917 Units of Limited Partnership Interest in Westin Hotels Limited Partnership expired, as scheduled, at 5:00 P.M., Eastern Time on Friday, August 29, 2003. All other conditions of the Offer remain in effect.

               Based upon a preliminary count, as of 5:00 P.M., New York time, on Friday, August 29, 2003, approximately 6,658 Units (or 4.9% of the total number of outstanding Units) were validly tendered and not withdrawn. Upon payment for these Units in accordance with the related Agreements of Sale, Kalmia, together with its affiliates, will beneficially own approximately 13% of the total number of outstanding Units. Payment for Units validly tendered and not withdrawn is expected to be made as promptly as practicable after the Partnership processes the transfer of such Units on its books and records.

               The Offer was made pursuant to an Offer to Purchase, dated as of July 24, 2003, as amended on August 4, 2003, and the related Agreement of Sale and accompanying documents, each of which more fully sets forth the terms of the Offer.

               THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE UNITS. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF UNITS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF KALMIA ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALDERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

For further information, contact:

Kalmia Investors, LLC
Investor Relations
(800)547-0854